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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 18, 2012

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5008 Airport Road, Roanoke, Virginia	24,012
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (540) 362-4911

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2012, Advance Auto Parts, Inc. (“Company”) entered into an Employment Agreement, effective as of January 1, 2012 (“Employment Agreement”), with Jimmie L. Wade, Director and former President of the Company, with an initial one-year term, which will be automatically renewable for additional one-year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the then effective term. The Employment Agreement supersedes and replaces his former executive employment agreement and was entered into in conjunction with Mr. Wade's transition to the role of former President and his continued employment with the Company as disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2011. Mr. Wade also continues in his role as a Director of the Company.

Under the terms of the agreement, Mr. Wade will receive an annual base salary of $150,000 and annual equity grants in the form of restricted stock valued at no less than $100,000. Mr. Wade is eligible to participate in all of the Company's applicable benefit plans and programs pursuant to the terms of such programs. If his employment is terminated in the event of his death, the Company shall pay $300,000 to Mr. Wade or his designated beneficiary or estate.  In the event Mr. Wade's employment is terminated on account his disability, the Company will pay him an amount equivalent to thirty percent (30%) of the Employee's Base Salary for a one year period. In addition, if Mr. Wade's employment is terminated on account of his death or disability, all of the time-based restricted stock, stock appreciation rights (“SARs”) and stock options granted to Mr. Wade pursuant to the Company's 2004 Long-Term Incentive Plan (“2004 Plan”) or any successor plan will vest and become exercisable if not then vested or exercisable. All performance-based restricted stock and SARs will become eligible for issuance or exercise on the normal vesting date for the applicable performance-based awards on a pro rata basis for the time that Mr. Wade was employed during the performance period. The pro rata amount of performance-based restricted stock and SARs that will become eligible for issuance or exercise will be no fewer than the total number of shares at target level less the previously vested portion of time-based restricted stock and SARs.

If the Company terminates Mr. Wade's employment without “Cause” (as defined in the agreement) or if he terminates his employment for “Good Reason” (as defined in the agreement) (other than following a Change in Control), he will be entitled to severance in the amount of $300,000.  In addition, the Company will pay his COBRA premium for continuation of health coverage, all subject to his signing a general release and complying with the non-competition and non-solicitation agreements described below.  In addition, all shares of restricted stock, SARs and stock options granted to the executive pursuant to the Company's 2004 Plan will vest as specified in the preceding paragraph.

If within twelve months after a “Change in Control” (as defined by reference to the definition of Change in Control contained in the 2004 Plan), the Company terminates Mr. Wade's employment other than for Cause, death or disability or he terminates his employment for Good Reason, he will be entitled to a severance payment in the amount of $300,000, together with the other benefits and 2004 Plan awards as specified in the preceding paragraph.  If payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to him (after taking into consideration the payment of all income and excise taxes that would be owed by Mr. Wade as a result of the Change in Control payments), the Company will reduce the Change in Control payments by the amount necessary to maximize the benefits received by him, determined on an after-tax basis.

Mr. Wade will be subject to standard confidentiality and non-disparagement agreements during and following their employment as well as customary non-competition and non-solicitation covenants which will continue following the termination of his employment.

The above description of the employment agreement is not complete and is qualified in its entirety by the full text of the employment agreement, which is filed as Exhibit 10.46 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

10.46	Employment Agreement dated as of January 1, 2012, between Advance Auto Parts, Inc. and Jimmie L. Wade.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.
(Registrant)

Date: January 24, 2012	/s/ Michael A. Norona
(Signature)*
Michael A. Norona
Executive Vice President and Chief Financial Officer
* Print name and title of the signing officer under his signature.

EXHIBIT INDEX

Exhibit Number
10.46	Employment Agreement dated as of January 1, 2012, between Advance Auto Parts, Inc. and Jimmie L. Wade.